EXHIBIT 5.9





In connection with the Registration Statement on Form F-10 filed by Gold Reserve Inc., as such may thereafter be amended or supplemented, and in the prospectus contained therein or prepared in conjunction therewith, I, Brad Yonaka, hereby consent to the use of my name in connection with preparation of the reports referenced in such registration statement and prospectus (and to the inclusion and incorporation by reference of information derived there from).


Dated on or about May 8th, 2006.


/s/ Brad Yonaka
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BRAD YONAKA
Exploration Manager, Gold Reserve Inc.